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                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                          AQUA VIE BEVERAGE CORPORATION


           Aqua Vie Beverage Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

           FIRST: That Article FOURTH of the Certificate of Incorporation of the Company is hereby amended by adding to the end thereof a new paragraph reading in its entirety as follows:

           "The issued and outstanding shares of common stock, Class A Preferred Shares ("Class A Preferred") and Class B Preferred Shares ("Class B Preferred") of the Company shall be and hereby are reclassified and combined into a lesser number of shares of common, Class A Preferred or Class B Preferred stock, as the case may be, at a ratio of 5:1, such that each five (5) shares of common, Class A Preferred and Class B Preferred stock issued and outstanding shall be reclassified and combined into and become respectively one share of common, one share of Class A Preferred or one share of Class B Preferred stock. Fractional shares resulting from the reclassification and combination shall be rounded to the nearest thousandth of a share".

           SECOND: That the foregoing amendment was duly adopted by the Board of Directors and stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

           THIRD: That the effective date of this Certificate of Amendment shall be midnight on the day it is filed with the Secretary of State.

           IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 10th day of November, 1998.


                                             AQUA VIE BEVERAGE CORPORATION

                                             By: /s/ John Cooper, Jr.
                                                -------------------------------
                                                John Cooper, Jr., Secretary